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Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Year Ended December 31, 2007 Results

HIGHLIGHTS

▪
Income from continuing operations applicable to common stock for fourth-quarter 2007 totaled $423 million, $1.07 per share (including net charges of $120 million, $0.29 per share, for special items discussed on page 2), compared with $426 million, $1.99 per share, for fourth-quarter 2006.

▪
Consolidated 2007 sales from mines totaled 878 million pounds of copper, 161 thousand ounces of gold and 19 million pounds of molybdenum for fourth-quarter 2007, and 3.4 billion pounds of copper, 2.3 million ounces of gold and 52 million pounds of molybdenum for full-year 2007.  Pro forma 2007 sales, including pre-acquisition Phelps Dodge sales, totaled 3.9 billion pounds of copper, 2.3 million ounces of gold and 69 million pounds of molybdenum.

▪
Consolidated 2008 sales from mines are expected to approximate 4.3 billion pounds of copper, 1.3 million ounces of gold and 75 million pounds of molybdenum, including 885 million pounds of copper, 170 thousand ounces of gold and 19 million pounds of molybdenum for first-quarter 2008.

▪
Operating cash flows totaled $1.3 billion for fourth-quarter 2007 and $6.2 billion for the year, including Phelps Dodge’s amounts beginning March 20, 2007.  Assuming average prices of $3.00 per pound of copper, $800 per ounce for gold and $30 per pound for molybdenum, operating cash flows in 2008 would approximate $5 billion.

▪
Capital expenditures approximated $617 million for fourth-quarter 2007 and $1.8 billion for 2007.  Projected 2008 capital expenditures total $2.4 billion, including the addition of several new incremental expansion projects in North and South America and the recently approved project to restart the Climax molybdenum mine in Colorado.

▪
Commissioning of a major new copper mine in Safford, Arizona, is under way.  First copper production was achieved by year-end 2007 with ramp-up to 240 million pounds of copper per year planned by mid-2008.

▪
Total debt approximated $7.2 billion and consolidated cash was $1.6 billion at December 31, 2007, compared with total debt of $8.7 billion and consolidated cash of $2.4 billion at September 30, 2007.  During fourth-quarter 2007, FCX fully repaid the remaining portion of the $10 billion in term loans issued for the Phelps Dodge acquisition.

▪	Completed sale of international wire and cable business, Phelps Dodge International Corporation (PDIC), for $735 million in October 2007.

▪
In December 2007, FCX’s Board of Directors approved an increase in its annual common stock dividend from $1.25 to $1.75 per share and authorized a new 20-million share open market share purchase program.

▪
FCX’s preliminary estimate of consolidated recoverable reserves as of December 31, 2007, totaled 93.2 billion pounds of copper, 41.0 million ounces of gold and 2.0 billion pounds of molybdenum.  Estimated recoverable reserves include 3.5 billion pounds of copper in mill and leach stockpiles.

PHOENIX, AZ, January 23, 2008 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2007 income from continuing operations applicable to common stock of $423 million, $1.07 per share, compared with $426 million, $1.99 per share, for the fourth quarter of 2006.  For the year ended December 31, 2007, FCX reported income from continuing operations applicable to common stock of $2.7 billion, $7.41 per share, compared with $1.4 billion, $6.63 per share, in 2006.  FCX’s 2007 financial and operating results include its wholly owned subsidiary Phelps Dodge’s results following its acquisition by FCX on March 19, 2007.

Results for the 2007 periods included the following special items:

	Increase (Decrease) in
	Pre-tax		Net Income
(In millions, except per share amounts)	Income	Net Income	Per Share
Three Months Ended December 31, 2007
Purchase accounting impacts[a]	$(235)	$(143)	$(0.35)
Noncash mark-to-market accounting adjustments
on Phelps Dodge’s copper price program	37	23	0.06
Total special items	$(198)	$(120)	$(0.29)

Year Ended December 31, 2007
Purchase accounting impacts[a]	$(1,264)	$(795)	$(2.00)
Noncash mark-to-market accounting adjustments
on Phelps Dodge’s copper price program	(175)	(106)	(0.27)
Net losses on debt reductions	(173)	(132)	(0.33)
Gains on sales of marketable equity securities	85	52	0.13
Total special items	$(1,527)	$(981)	$(2.47)

a.
FCX has recorded its allocation of the approximate $26 billion purchase price to Phelps Dodge’s assets and liabilities based on its current estimates of fair values as of March 19, 2007.  The net purchase accounting impacts primarily reflect the impact of increases in the carrying values of acquired property, plant, and equipment and metals inventories (including mill and leach stockpiles), and also include amortization of acquired intangible assets and liabilities resulting from this preliminary purchase price allocation.  (See page 5.)  These items do not affect operating cash flows.  The purchase price allocation will be finalized during first-quarter 2008.

Results for full-year 2006 included net losses on debt reductions totaling $114 million ($74 million to net income or $0.33 per share), including a $69 million ($37 million to net income or $0.17 per share) loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II, and net gains of $30 million ($30 million to net income or $0.13 per share) from the disposition of land and certain royalty rights.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our fourth-quarter and full-year 2007 performance reflects the strength of our business and the combination of the great Grasberg ore body with large-scale copper and molybdenum operations in the Americas.  We look forward to expanding our production profile in 2008 and advancing development projects in the Democratic Republic of Congo, Americas and Indonesia.  We have significant reserves and growth opportunities to supply products to a world that has growing requirements for the commodities we produce.  We have structured our business to use our significant cash flows to invest in attractive development projects, maintain a strong balance sheet and provide returns to shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA
				Years Ended
	Fourth Quarter			December 31,
	2007		2006	2007[a]		2006
Financial Data (in millions, except per share amounts)
Revenues	$4,184	[b]	$1,643	$16,939	[b]	$5,791	[c]
Operating income	$1,152	[b,d]	$863	$6,555	[b,d]	$2,869	[c]
Income from continuing operations
applicable to common stock[e]	$423	[b,d]	$426	$2,734	[b,d,f]	$1,396	[c,f]
Net income applicable to common stock[e]	$414	[b,d]	$426	$2,769	[b,d,f]	$1,396	[c,f]
Diluted net income (loss) per share of common stock[g]:
Continuing operations	$1.07	[b,d]	$1.99	$7.41	[b,d,f]	$6.63	[c,f]
Discontinued operations	(0.02)		-	0.09		-
Diluted net income per share of common stock	$1.05	[b,d]	$1.99	$7.50	[b,d,f]	$6.63	[c,f]
Diluted average common shares outstanding[g,h]	409		222	397		221
Operating cash flows	$1,298		$798	$6,225		$1,866
Capital expenditures	$617		$73	$1,755		$251

Operating Data – Sales from Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	878		432	3,357		1,201
Average realized price per pound	$3.16	[b]	$2.88	$3.28	[b]	$3.13

Gold (thousands of recoverable ounces)
FCX’s consolidated share	161		508	2,298		1,736
Average realized price per ounce	$803		$628	$682		$567	[c]

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	19		N/A	52		N/A
Average realized price per pound	$27.84		N/A	$26.81		N/A

Note: Disclosures of after-tax amounts throughout this release are calculated by reference to the applicable tax rate.

a.	Includes Phelps Dodge results beginning March 20, 2007.

b.
Includes credits for noncash mark-to-market accounting adjustments on copper price protection programs totaling $37 million ($23 million to net income or $0.06 per share) and an increase in average realized prices of $0.04 per pound of copper in fourth-quarter 2007 and charges totaling $175 million ($106 million to net income or $0.27 per share) and a reduction in average realized prices of $0.05 per pound for full-year 2007, representing the change in the mark-to-market liability to fair value.  FCX paid $598 million upon settlement of these contracts in January 2008.  Also includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 6).

c.
Includes loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69 million ($37 million to net income or $0.17 per share) and a reduction in average realized prices of $40 per ounce for the revenue adjustment relating to the redemption.

d.
Includes the purchase accounting impact of the increases in the carrying values of acquired property, plant, and equipment, metals inventories and intangible assets and liabilities, which increased costs by a net $232 million ($143 million to net income or $0.35 per share) in fourth-quarter 2007 and $1.3 billion ($785 million to net income or $1.98 per share) for full-year 2007, based on the currently estimated purchase price allocation (see discussion on page 5).

e.	After preferred dividends.

f.
Includes net losses on early extinguishment of debt totaling $173 million ($132 million to net income or $0.33 per share) for full-year 2007 and $32 million ($30 million to net income or $0.14 per share) for full-year 2006 for debt prepayments.  Also includes gains totaling $85 million ($52 million to net income or $0.13 per share) for full-year 2007 primarily related to sales of marketable equity securities.  Full-year 2006 includes net gains of $30 million ($30 million to net income or $0.13 per share) from the disposition of land and certain royalty rights.

g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock.  Also reflects assumed conversion for the year ended December 31, 2007, of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007.  See Note h on page IV.

h.
On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge.  On March 28, 2007, FCX sold 47.15 million common shares.  Common shares outstanding on December 31, 2007, totaled 382 million.  Assuming conversion of the instruments discussed in Note g above, total potential common shares outstanding would be 445 million at December 31, 2007.

SUMMARY CONTRIBUTION ANALYSIS
FCX’s operating performance, including Phelps Dodge’s results beginning March 20, 2007, and the impact of purchase accounting adjustments, is shown below for the 2007 periods (in millions):

			(Loss)
			Income from
		Operating	Continuing
	Revenues	Income	Operations
Three Months Ended December 31, 2007
FCX, excluding Phelps Dodge	$952	$123	$(230)[a]
Phelps Dodge results[b]	3,112	1,261	860
Purchase accounting impacts:
Inventories and mill and leach stockpiles	-	(81)	(50)
Property, plant and equipment	-	(226)	(143)
Intangible assets and liabilities	120	75	50
Consolidated	$4,184	$1,152	$487

Year Ended December 31, 2007
FCX, excluding Phelps Dodge	$6,034	$3,055	$824 [a]
Phelps Dodge results[b]	10,785	4,756	2,903 [c]
Purchase accounting impacts:
Inventories and mill and leach stockpiles	-	(737)	(464)
Property, plant and equipment	-	(595)	(375)
Intangible assets and liabilities	120	76	54
Consolidated	$16,939	$6,555	$2,942

a.
Includes net losses on early extinguishment of debt totaling $173 million ($132 million to net income or $0.33 per share) for full-year 2007 for debt prepayments.  Also includes net interest expense totaling $111 million ($86 million to net income or $0.21 per share) in fourth-quarter 2007 and $429 million ($335 million to net income or $0.84 per share) for full-year 2007 for new debt used to acquire Phelps Dodge.

b.
Includes credits to revenues for noncash mark-to-market accounting adjustments on copper price protection programs totaling $37 million ($23 million to net income or $0.06 per share) in fourth-quarter 2007 and charges totaling $175 million ($106 million to net income or $0.27 per share) for full-year 2007, representing the change in the mark-to-market liability to fair value.  With the acquisition of Phelps Dodge, FCX assumed Phelps Dodge’s copper hedging contracts for which the price of 486 million pounds of copper sold in 2007 was capped at $2.00 per pound.  These copper price protection programs matured at December 31, 2007, and FCX paid $598 million upon settlement in January 2008.  FCX does not currently intend to enter into similar hedging programs in the future.

c.	Includes gains totaling $85 million ($52 million to net income or $0.13 per share) for full-year 2007 primarily related to sales of marketable equity securities.

Purchase Accounting.  During the fourth quarter of 2007, FCX revised its preliminary purchase price allocation based on revised valuation estimates for its property, plant and equipment, which includes proven and probable reserves, resulting in an approximate $1.4 billion increase in the related estimated fair values.  FCX will finalize the purchase price allocation during first-quarter 2008.  A summary of the current purchase price allocation to the acquired assets and liabilities on March 19, 2007, follows (in billions):

			Preliminary
	Phelps Dodge		Purchase
	Historical	Fair Value	Price
	Balances	Adjustments	Allocation
Cash and cash equivalents	$4.2	$-	$4.2
Inventories, including mill and leach stockpiles	0.9	2.8	3.7
Property, plant and equipment	6.0	16.2	22.2
Other assets	3.1	0.2	3.3
Allocation to goodwill	-	5.6	5.6
Total assets	14.2	24.8	39.0
Deferred income taxes (current and long-term)	(0.7)	(6.8)	(7.5)
Other liabilities	(4.1)	(0.4)	(4.5)
Minority interests	(1.2)	-	(1.2)
Total	$8.2	$17.6	$25.8

The following table summarizes the impacts of purchase accounting fair value adjustments associated with the increases in the carrying values of the acquired metal inventories, including mill and leach stockpiles, property, plant and equipment, and intangible assets and liabilities resulting from the acquisition of Phelps Dodge.  These charges do not affect cash flows.  The impact on production costs from inventory valuations is expected to continue to decline in 2008.

	2007
	First	Second	Third	Fourth		2008
(In millions)	Quarter	Quarter	Quarter	Quarter	Total	Estimate
Production costs	$96	$269	$291	$81	$737	$60
Depreciation, depletion and amortization	28	186	155	226	595	940
Amortization of intangibles	-	-	(1)	(75)	(76)	75
Total	$124	$455	$445	$232	$1,256	$1,075

Reduction of net income	$79	$284	$279	$143	$785	$670

OPERATIONS
Consolidated copper sales of 878 million pounds in the fourth quarter of 2007 approximated previous estimates of 875 million pounds reported on October 24, 2007.  Slightly lower production and sales from North and South America were offset by higher sales from Indonesia.  Consolidated gold sales of 161,000 ounces in fourth-quarter 2007 were higher than previous estimates of 100,000 ounces because of mine sequencing at the Grasberg mine in Indonesia.  As expected, consolidated gold sales in the 2007 fourth quarter were lower than the year ago period because of mining a section of lower grade ore.  Consolidated molybdenum sales in fourth-quarter 2007 approximated 19 million pounds.  Pro forma consolidated sales for 2007 (including pre-acquisition Phelps Dodge sales) were 3.9 billion pounds of copper, 2.3 million ounces of gold and 69 million pounds of molybdenum.  Consolidated unit net cash costs were $1.08 per pound in the fourth quarter of 2007 and $0.75 per pound on a pro forma basis for the year 2007.  As expected, fourth-quarter 2007 unit costs were higher than prior 2007 quarterly periods and the 2007 average because of lower volumes at Grasberg.  Assuming average prices of $3.00 per pound for copper, $800 per ounce for gold and $30 per pound for molybdenum for 2008, unit net cash costs for the year 2008 would average approximately $0.96 per pound.  Pro forma amounts in the tables below reflect the inclusion of Phelps Dodge results prior to the March 19, 2007 acquisition.

			Years Ended
	Fourth Quarter		December 31,
	2007	2006	2007	2006
	Actual	Pro forma	Pro forma	Pro forma
Consolidated Operating Data
Copper (millions of recoverable pounds)
Production	926	1,044	3,884	3,639
Sales[a]	878	1,031	3,862	3,630
Average realized price per pound, excluding hedging	$3.12	$2.99	$3.28	$3.06
Average realized price per pound, including hedging	$3.16	$3.19	$3.23	$2.79
Unit net cash costs[b]	$1.08	$0.71	$0.75	$0.70
Gold (thousands of recoverable ounces)
Production	186	544	2,329	1,863
Sales[a]	161	538	2,320	1,866
Average realized price per ounce	$803	$627	$682	$566	[c]
Molybdenum (millions of recoverable pounds)
Production	17	17	70	68
Sales[a]	19	18	69	69
Average realized price per pound	$27.84	$22.68	$25.87	$21.87

a.	Excludes sales of purchased metal.

b.
Reflects weighted average unit net cash costs, net of by-product credits, for all mines.  For reconciliations of unit net cash costs per pound by geographic region to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on our web site, “www.fcx.com.”

c.	Includes a reduction of approximately $37 per ounce for a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

FCX sells copper contained in concentrate, cathodes, rod and wire.  Approximately two-thirds of FCX’s copper sales are concentrate and cathodes and the remaining one-third (principally North America) is rod and wire.  Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is generally provisionally priced at the time of shipment. The provisional prices are finalized in a specified future period (generally one to four months from the shipment date) based on quoted LME or COMEX prices.  The sales subject to final pricing are generally settled in a subsequent month or quarter.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end price is a major determinant of recorded revenues and the average recorded realized price for copper for the period.

While LME copper prices averaged $3.28 per pound during the fourth quarter of 2007, FCX’s recorded realizations of $3.12 per pound, excluding hedging, during the fourth quarter of 2007 were heavily weighted to the applicable forward copper prices at the end of the quarter ($3.02 per pound).  Approximately half of FCX’s consolidated copper sales during the fourth quarter were provisionally priced at the time of shipment and are subject to final pricing in 2008.

At December 31, 2007, FCX’s consolidated copper sales included 402 million pounds of copper, priced at an average of $3.02 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the December 31, 2007, price would result in an approximate $14 million effect on FCX’s 2008 net income.  The LME closing spot price for copper on January 22, 2008, was $3.20 per pound.  Fourth-quarter 2007 adjustments to concentrate sales recognized in prior quarters decreased revenues by $281 million ($137 million to net income or $0.33 per share) compared with a decrease of $71 million ($38 million to net income or $0.17 per share) in the fourth quarter of 2006.

North American Mining.  FCX operates six open-pit copper mining complexes in North America (Morenci, Bagdad, Sierrita and Safford in Arizona and Chino and Tyrone in New Mexico) and conducts molybdenum mining operations at the Henderson mine in Colorado.  By-product molybdenum is produced at Sierrita, Bagdad, Chino and Morenci.  In addition, FCX is pursuing a project to restart the Climax molybdenum mine in Colorado.  All of these mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.  The North American copper mining operations are operated in an integrated fashion and have long-lived reserves with significant additional development potential.

			Years Ended
	Fourth Quarter		December 31,
Consolidated	2007	2006	2007	2006
North American Mining Operations	Actual	Pro forma	Pro forma	Pro forma

Copper (millions of recoverable pounds)
Production	327	329	1,320	1,305
Sales[a]	316	333	1,332	1,303
Average realized price per pound:
Excluding hedging	$3.24	$3.13	$3.26	$3.03
Including hedging[b]	$3.35	$3.75	$3.12	$2.26

Molybdenum (millions of recoverable pounds)
Production	16	17	69	68
Sales[a]	19	18	69	69
Average realized price per pound	$27.84	$22.68	$25.87	$21.87

a.	Excludes sales of purchased metal.

b.	Includes impact of hedging gains (losses) related to copper price protection programs.

Consolidated copper sales in North America totaled 316 million pounds in the fourth quarter of 2007, lower than the pro forma fourth-quarter 2006 sales because of the timing of sales.  Consolidated copper sales from North American operations totaled 1.3 billion pounds in each of the years ended December 31, 2007 and 2006.

FCX is the world’s largest producer of molybdenum through the Henderson molybdenum mine and as a by-product at several of its copper mines.  The Henderson block-cave underground mining complex produces high-purity, chemical-grade molybdenum concentrates, which are further processed into value-added molybdenum chemical products.

Consolidated molybdenum sales from the Henderson and by-product mines totaled 69 million pounds in each of the years ended December 31, 2007 and 2006.

Approximately 85 percent of expected 2008 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale.  For 2009, 90 percent of sales is expected to be priced at approximate prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum on January 21, 2008, was $33.25 per pound.

Unit Net Cash Costs  for North American Copper Mines.  The following table summarizes fourth-quarter 2007 actual unit net cash costs at the North American copper mines and pro forma unit net cash costs for fourth-quarter 2006 and the years 2007 and 2006.

			Years Ended
	Fourth Quarter		December 31,
	2007	2006	2007	2006
	Actual	Pro forma	Pro forma	Pro forma
Per pound of copper:
Site production and delivery, after adjustments	$1.56	$1.31	$1.43	$1.14
By-product credits, primarily molybdenum	(0.69)	(0.59)	(0.66)	(0.60)
Treatment charges	0.11	0.06	0.09	0.07
Unit net cash costs[a]	$0.98	$0.78	$0.86	$0.61

a.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on our web site, “www.fcx.com.”

North America unit net cash costs were higher in fourth-quarter 2007 as compared with fourth-quarter 2006 primarily because of higher mining costs associated with additional tons mined, higher energy and labor costs and higher maintenance costs at the Morenci and Bagdad mines.  Unit net cash costs were higher for the full year 2007 as compared with the full year 2006 because of higher labor, maintenance, operating supplies and energy costs, partly offset by favorable by-product credits as a result of higher molybdenum prices.

Assuming an average copper price of $3.00 per pound and an average molybdenum price of $30 per pound for 2008 and achievement of current 2008 sales estimates, FCX estimates that its 2008 average unit net cash costs for its North American mines, including molybdenum credits, would approximate $1.00 per pound of copper.

Unit Net Cash Costsfor Henderson Molybdenum Mine.  Fourth-quarter 2007 unit net cash costs of $4.68 per pound of molybdenum at the Henderson molybdenum mine were higher, compared with pro forma unit net cash costs of $4.03 per pound for the 2006 quarter, primarily because of higher input costs, including labor, supplies and service costs, and higher taxes.  Assuming achievement of current 2008 sales estimates, FCX estimates 2008 average unit net cash costs for its Henderson mine at approximately $4.50 per pound of molybdenum.

South American Mining.  FCX operates four copper mines in South America – Candelaria, Ojos del Salado and El Abra in Chile and Cerro Verde in Peru.  These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  FCX owns a 53.6 percent interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper concentrates.

			Years Ended
	Fourth Quarter		December 31,
Consolidated	2007	2006	2007	2006
South American Mining Operations	Actual	Pro forma	Pro forma	Pro forma

Copper (millions of recoverable pounds):
Production	391	280	1,413	1,133
Sales	379	266	1,399	1,126
Average realized price per pound	$3.06	$3.00	$3.25	$3.03

Gold (thousands of recoverable ounces):
Production	33	26	116	112
Sales	30	26	114	111
Average realized price per ounce	$792	$619	$701	$552

South American copper sales in the fourth quarter of 2007 were higher than in the fourth quarter of 2006 primarily reflecting higher production from Cerro Verde’s new concentrator (see page 13), partly offset by lower production at El Abra as a result of lower ore grades.  Consolidated copper sales totaled 1.4 billion pounds for the full year 2007 and 1.1 billion pounds from South American operations in 2006.  The increases for full-year 2007, compared with full-year 2006, reflect incremental production from a new concentrator at Cerro Verde.

Unit Net Cash Costs.  The following table summarizes fourth-quarter 2007 actual unit net cash costs at the South American copper mines and pro forma unit net cash costs for fourth-quarter 2006 and the years 2007 and 2006.

			Years Ended
	Fourth Quarter		December 31,
	2007	2006	2007	2006
	Actual	Pro forma	Pro forma	Pro forma
Per pound of copper:
Site production and delivery, after adjustments	$0.96	$0.97	$0.91	$0.82
By-product credits, primarily gold	(0.12)	(0.07)	(0.09)	(0.08)
Treatment charges	0.18	0.15	0.20	0.17
Unit net cash costs[a]	$1.02	$1.05	$1.02	$0.91

a.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on our web site, “www.fcx.com.”

South America unit net cash costs were slightly lower in the fourth quarter of 2007 compared with the fourth quarter of 2006 primarily because of increased production from the recently expanded mill at Cerro Verde.  Partly offsetting the benefits of Cerro Verde’s increased production were higher mining and mill costs at Candelaria and higher energy costs at El Abra.  For the full year 2007, unit net cash costs were higher because of higher energy, treatment, labor, maintenance and freight costs, partly offset by the benefits of higher production from the recently expanded mill at Cerro Verde and favorable by-product credits.

In third-quarter 2007, FCX agreed to a five-year voluntary contribution program in Peru, resulting in charges totaling $8 million, $0.02 per pound, in the fourth quarter of 2007 and $49 million, $0.03 per pound, in 2007. Contributions in future periods, which are not tax deductible, are expected to be 3.75 percent of Cerro Verde’s net annual profit after income taxes.

Assuming achievement of current 2008 sales estimates, FCX estimates that its 2008 average unit net cash costs for its South American mines, including gold credits, would approximate $1.05 per pound of copper.

Indonesian Mining.  Through its 90.6 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia. After mining a high-grade section of the Grasberg open pit during the first half of 2007, PT-FI mined in a relatively low-grade section in the second half of 2007.  Therefore, PT-FI reported lower fourth-quarter 2007 sales volumes compared with the fourth quarter of 2006.  Copper and gold volumes in the fourth quarter of 2007 were higher than previous estimates primarily because of changes in the timing of access to higher grade ore in the Grasberg open pit.

			Years Ended
Consolidated	Fourth Quarter		December 31,
Indonesian Mining Operations	2007	2006	2007	2006

Copper (millions of recoverable pounds):
Production	208	435	1,151	1,201
Sales	183	432	1,131	1,201
Average realized price per pound	$3.03	$2.88	$3.32	$3.13

Gold (thousands of recoverable ounces):
Production	147	514	2,198	1,732
Sales	124	508	2,185	1,736
Average realized price per ounce	$807	$628	$681	$567	[a]

a.	Amount was $606 per ounce before a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

FCX’s consolidated share of annual sales from Indonesia in 2008 is projected to approximate 1.2 billion pounds of copper and 1.2 million ounces of gold.  These estimates for gold are lower than previous forecasts of 1.4 million ounces of gold because of mine plan changes.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.  PT-FI expects to continue mining in a relatively low-grade section of the Grasberg open pit in the first half of 2008 and in a higher-grade section in the second half of 2008.  Approximately 65 percent of 2008 copper sales and 75 percent of 2008 gold sales are estimated in the second half of the year.

Unit Net Cash Costs.  PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.29 per pound for the year ended December 31, 2007 and $0.60 per pound for the year ended December 31, 2006.  The lower unit net cash costs in 2007 were primarily the result of higher gold and silver credits.  Fourth-quarter 2007 average unit net cash costs of $1.39 per pound of copper were higher than the $0.44 per pound in the 2006 quarter, reflecting the significantly lower copper and gold volumes, partly offset by higher gold prices during fourth-quarter 2007.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.  Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and the price of gold.

			Years Ended
	Fourth Quarter		December 31,
	2007	2006	2007	2006
Per pound of copper:
Site production and delivery, after adjustments	$1.66	$0.77	$1.19	$1.03
Gold and silver credits	(0.64)	(0.77)	(1.36)	(0.93)
Treatment charges	0.29	0.33	0.34	0.40
Royalties	0.08	0.11	0.12	0.10
Unit net cash costs[a]	$1.39	$0.44	$0.29	$0.60

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on our web site, “www.fcx.com.”

Assuming average copper prices of $3.00 per pound and average gold prices of $800 per ounce for 2008 and achievement of current 2008 sales estimates, PT-FI estimates that its 2008 unit net cash costs, including gold and silver credits, would approximate $0.80 per pound.  The change from 2007 primarily reflects lower gold volumes.

OTHER ITEMS
Atlantic Copper, FCX’s wholly owned Spanish smelting unit, reported an operating loss of $7 million in the fourth quarter of 2007, compared with operating income of $19 million in the 2006 period.  Operating income was lower in the 2007 quarter because of lower treatment rates and higher operating costs resulting from a stronger euro and higher energy costs.

FCX defers recognizing profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until the final sales to third parties occur.  Changes in these net deferrals resulted in additions to FCX’s net income totaling $19 million, $0.05 per share, in the fourth quarter of 2007, and $8 million, $0.02 per share, for the year 2007.  For the 2006 periods, changes in these net deferrals resulted in additions to FCX’s net income totaling $4 million, $0.02 per share, in the fourth quarter and $17 million, $0.08 per share, for the year 2006.  At December 31, 2007, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interest sharing totaled $93 million.  Based on copper prices of $3.00 per pound and gold prices of $800 per ounce for 2008 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in an increase to net income of approximately $40 million in the first quarter of 2008.  The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

FCX also defers recognizing profits on intercompany molybdenum sales from the Henderson, Bagdad, Sierrita, Chino, Morenci and Cerro Verde mines to Climax Molybdenum Marketing Corporation (CMMC) until the final sales to third parties occur.  Changes in these net deferrals resulted in reductions to FCX's net income totaling $13 million, $0.03 per share, in the fourth quarter of 2007, and $220 million, $0.55 per share, for the year 2007.  Based on molybdenum prices of $30 per pound, FCX estimates that the net change in these deferred profits will not have a material impact on first-quarter 2008 net income.  Absent significant changes in molybdenum prices, FCX does not anticipate significant changes in these deferred profits at current production and sales levels.

Discontinued Operations.  On October 31, 2007, FCX sold its international wire and cable business, PDIC, for $735 million.  The transaction generated proceeds of approximately $650 million net of taxes and other costs.  PDIC’s operating results are reported as discontinued operations in FCX’s condensed consolidated statements of income.  (Loss) income from discontinued operations for PDIC totaled $(9) million, $(0.02) per share, in the fourth quarter of 2007 and $35 million, $0.09 per share, in 2007, including transaction and related costs associated with the disposition.

PROVEN AND PROBABLE RESERVES
FCX’s estimated consolidated recoverable reserves include 93.2 billion pounds of copper, 41.0 million ounces of gold, 2.0 billion pounds of molybdenum, 230.9 million ounces of silver and 0.6 billion pounds of cobalt.  Estimated recoverable reserves were assessed using a copper price of $1.20 per pound, a gold price of $450 per ounce and a molybdenum price of $6.50 per pound, compared with FCX’s 2006 assumptions of $1.00 per pound for copper and $400 per ounce for gold and Phelps Dodge’s 2006 assumptions of $1.05 per pound for copper and $5.00 per pound for molybdenum.

	Preliminary Recoverable Reserves[a]
	at December 31, 2007
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
North America	25.8	0.2	1.8
South America	26.0	1.4	0.2
Indonesia	37.1	39.4	-
Africa	4.3	-	-
Consolidated Basis[b]	93.2	41.0	2.0

Net Equity Interest[c]	77.0	37.0	1.9

a.
Proven and probable recoverable reserves are estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable.  Recoverable reserves are that part of a mineral deposit which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

b.	Consolidated basis represents estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg mining complex in Indonesia.

c.	Net equity interest represents estimated consolidated basis metal quantities further reduced for minority interest owners.

Net additions to recoverable copper reserves totaled approximately 2.3 billion pounds at the North American mines and approximately 1.8 billion pounds at the South American mines because of higher price assumptions partly offset by increased costs.  Partly offsetting these additions were net reductions at the Indonesian mines primarily because the Dom ore bodies (0.7 billion pounds of copper, 0.2 million ounces of gold, net of joint venture participant share) were reclassified as mineralized material following an updated risk assessment of the Dom’s proximity to the mill complex and updates to the long-term mine plans for the underground ore bodies.

	Consolidated ReservesRollforward
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves – Dec. 31, 2006[a]	93.6	42.5	2.0
Net additions/revisions	3.5	0.8	0.1
Production	(3.9)	(2.3)	(0.1)
Reserves – Dec. 31, 2007	93.2	41.0	2.0

a.	Includes Phelps Dodge amounts prior to the acquisition.

DEVELOPMENT and EXPLORATION ACTIVITIES
Development Activities.  FCX has significant development activities under way to expand its production capacity, extend its mine lives and develop large-scale underground ore bodies.  Recently completed or current major projects include the expansion of Cerro Verde which was completed in 2006 and operated at capacity in the second half of 2007; a major new mining complex currently being commissioned at Safford, Arizona; the restart of a mill and the construction of a concentrate-leach, direct-electrowinning facility at Morenci; a sulfide leach project to extend the mine life at El Abra; the development of the large-scale, high-grade underground ore bodies in the Grasberg district; a project to restart open-pit mining at Climax and development of the highly prospective Tenke Fungurume project in the Democratic Republic of Congo.

In addition to the projects currently under way, FCX is continuing to review its assets to evaluate the potential for expansion opportunities associated with existing ore bodies.  As an initial step, FCX will be developing attractive economic projects for incremental expansions at the Morenci, Sierrita and Bagdad mines in Arizona and the Cerro Verde mine in Peru.  These projects will require an estimated capital cost approximating $400 million and would provide incremental production ramping up to over 200 million pounds of copper and 7 million pounds of molybdenum by 2011.  Detailed engineering for these projects is under way.  In addition, FCX is taking steps to restart the Miami mine in Arizona, which is expected to produce approximately 100 million pounds of copper per year over an approximate five-year period beginning in 2010.  Capital investment for this restart is expected to approximate $100 million.  FCX is continuing to review potential large-scale expansion opportunities and other organic growth opportunities.

North America.  Construction of a major new copper mine in Safford, Arizona, is substantially completed and first copper was produced by year-end 2007.  The Safford copper mine will produce ore from two open-pit mines located in southeastern Arizona and includes a solution extraction/electrowinning facility.  Construction commenced in August 2006 and the mine is being commissioned in advance of initial expectations.  The total capital investment for this project approximated $675 million.  FCX will continue to pursue significant additional exploration and development potential in this district, including the Lone Star project currently being evaluated with a drilling program.

In December 2007, FCX announced its plans to proceed with the restart of the Climax mine near Leadville, Colorado.  Climax is believed to be the largest, highest grade and lowest cost undeveloped molybdenum ore body in the world.  The initial $500 million project involves open pit mining and the construction of new milling facilities.  Annual production is expected to approximate 30 million pounds of molybdenum beginning in 2010 at estimated cash costs approximating $3.50 per pound.  The project is designed to enable the consideration of further large scale expansion of the Climax mine.  FCX is evaluating a second phase of the Climax project which could potentially double annual molybdenum production to 60 million pounds.

The concentrate-leach, direct electrowinning facility at Morenci is ramping up production following commissioning in third-quarter 2007.  This project uses FCX’s proprietary medium-temperature, pressure-leaching and direct-electrowinning technology which will enhance cost savings by processing concentrate on-site instead of shipping concentrate to smelters for treatment.  This project included the restart of a mill in the first half of 2007.  Mill throughput adds 115 million pounds of copper per year and is operating near capacity of 54,000 short tons per day.  The overall project required a total capital investment of approximately $250 million.

South America.  The recently expanded mill at Cerro Verde reached design capacity of 108,000 metric tons of ore per day in mid-2007 and averaged approximately 106,300 metric tons per day in the fourth quarter.  This expansion enables Cerro Verde to produce approximately 650 million pounds per year (approximately 348 million pounds per year for FCX’s share) and 8 million pounds of molybdenum per year for the next several years.

At the end of 2006, a feasibility study was completed to evaluate the development of a large sulfide deposit at El Abra.  This project would extend the mine life by over ten years.  Copper production from the sulfides is targeted to begin in 2010.  The existing facilities at El Abra would be used to process the additional reserves, minimizing capital spending requirements.  Total initial capital for the project is estimated to approximate $450 million, the majority of which will be spent between 2008 and 2011.  FCX is working with Chilean authorities on an environmental impact study associated with this project.

Indonesia.  PT-FI has several projects in progress throughout the Grasberg District, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  The expansion of the currently producing Deep Ore Zone (DOZ) mine to 50,000 metric tons of ore per day is complete with fourth-quarter rates averaging 59,000 metric tons per day.  A further expansion of the DOZ mine to 80,000 metric tons per day is under way with completion targeted by 2010.  Other projects include the development of the high-grade Big Gossan mine, expected to ramp-up to full production of 7,000 metric tons per day in late 2010, and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the DOZ mine.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper/cobalt mining concessions in the Katanga province of the Democratic Republic of Congo.  FCX is the operator of the project.  The initial project at Tenke Fungurume is based on ore reserves approximating 100 million metric tons with ore grades of 2.3 percent copper and 0.3 percent cobalt.  Construction of this high potential project is in progress.  Operations are targeted to commence during 2009, with average annual production of approximately 250 million pounds of copper and approximately 18 million pounds of cobalt.

FCX is responsible for funding 70 percent of project development costs.  The total capital investment for this project is currently estimated at approximately $900 million, with approximately 35 percent incurred through December 31, 2007.  Capital cost estimates will continue to be reviewed as engineering and construction activities progress.

Exploration Activities.  FCX is conducting exploration activities near its existing mines and in other high potential areas around the world.  Aggregate exploration expenditures in 2008 are expected to approximate $175 million, compared with $119 million in 2007.

FCX’s exploration efforts in North America include drilling of the Lone Star deposit located approximately four miles from the ore body within the Safford district, as well as targets in the Morenci and Bagdad districts.  FCX is also conducting exploration activities near the Henderson ore body.  In South America, exploration is ongoing in and around the Cerro Verde and Candelaria/Ojos del Salado deposits. In Africa, FCX is actively pursuing targets outside of the area of initial development at Tenke Fungurume.  The number of drill rigs operating on these and other programs near the company’s minesites increased from 26 at the end of March 2007 to 55 currently.

PT-FI’s 2008 exploration efforts in Indonesia include testing extensions of the Deep Grasberg and Kucing Liar mine complex and to evaluate targets in the area between the Ertsberg East and Grasberg mineral systems from the new Common Infrastructure tunnels.  Initial drill results from the Common Infrastructure tunnel are positive and additional drilling is in process.  FCX continues its efforts to resume exploration activities in certain prospective areas in Papua, outside Block A (the Grasberg contract area).

CASH and DEBT
At December 31, 2007, FCX had consolidated cash of $1.6 billion and net cash available to the parent company of $1.1 billion as shown below (in billions):

December 31,
2007
Cash from United States operations	$0.1
Cash from international operations	1.5
Total consolidated cash	1.6
Less minority interests’ share	(0.3)
Cash, net of minority interests’ share	1.3
Withholding tax if distributed	(0.2)
Net cash available to parent company	$1.1

    At December 31, 2007, FCX had $7.2 billion in debt, including $6.0 billion in acquisition debt, $0.8 billion in Phelps Dodge debt assumed in the transaction and $0.4 billion of previously existing FCX debt.  The following table summarizes FCX’s debt transactions since September 30, 2007 (in billions):

Total debt at September 30, 2007	$8.7
Repayments of term loans	(1.5)
Other borrowings	0.3
Other repayments	(0.3)
Total debt at December 31, 2007	$7.2

Since completion of the Phelps Dodge transaction on March 19, 2007, FCX has repaid a total of $10.4 billion in debt and has fully repaid the original $10 billion in term loans issued in connection with the acquisition.

OUTLOOK
FCX’s consolidated sales volumes for 2008 are currently projected to approximate 4.3 billion pounds of copper, 1.3 million ounces of gold and 75 million pounds of molybdenum.  Projected sales volumes for the first quarter of 2008 approximate 885 million pounds of copper, 170 thousand ounces of gold and 19 million pounds of molybdenum.  Because of mine sequencing at Grasberg and the ramp-up of production at Safford, second-half 2008 production is expected to be higher than the first half.  Approximately 56 percent of consolidated copper sales and 72 percent of consolidated gold sales are expected in the second half of the year.  The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates and expansion plans, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2008 and assuming 2008 average prices of $3.00 per pound of copper, $800 per ounce of gold and $30 per pound of molybdenum, FCX’s consolidated operating cash flows would approximate $5 billion in 2008.  Operating cash flows in the first quarter are expected to be the lowest of the year, impacted by the $598 million payment in January 2008 to settle the 2007 copper price protection contract, taxes and other working capital items and the timing of production.  Using flat pricing assumptions during the year, second-half 2008 operating cash flows would be significantly higher than the first half.  FCX’s capital expenditures for 2008 are currently estimated to approximate $2.4 billion.  FCX expects to generate cash flows during 2008 significantly greater than its capital expenditures, minority interests distributions, dividends and other cash requirements.

FINANCIAL POLICY
FCX has a long track record for maximizing shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.

FCX placed a high priority on debt reduction during 2007 and has achieved meaningful debt reduction since the Phelps Dodge acquisition.  In December 2007, FCX increased its common stock annual dividend from $1.25 to $1.75 per share, with the first quarterly dividend of $0.4375 to be paid in February 2008, and authorized a new 20-million share open market share purchase program.  As of January 22, 2008, no shares have been purchased under the program.  Common dividends currently total approximately $670 million per year and preferred dividends total approximately $255 million per year.  The continuation of the positive performance of FCX’s operations would enable the company to consider additional returns to shareholders.  FCX’s management and its Board of Directors review the company’s financial policy on an ongoing basis.

    FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company's portfolio of assets include the Grasberg mining complex, the world's largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci/Safford minerals district in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

Cautionary Statement and Regulation G Disclosure:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, the impact of changes in deferred intercompany profits on earnings, projected debt and cash balances, and the impact of purchase accounting, including on production costs and depreciation, depletion and amortization expenses.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs per pound of copper and unit net cash costs per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on our web site, “www.fcx.com.”

A copy of this press release is available on our web site, “www.fcx.com.”  A conference call with securities analysts about fourth-quarter 2007 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 15, 2008.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended December 31,
COPPER, Pro Forma[a]	Production				Sales
(millions of recoverable pounds)	2007		2006		2007		2006

MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	159	[b]	178	[b]	159	[b]	180	[b]
Bagdad (100%)	51		46		49		46
Sierrita (100%)	37		40		36		40
Chino (100%)	56		42		49		42
Tyrone (100%)	14		15		13		16
Miami (100%)	5		4		5		5
Tohono (100%)	-		1		1		1
Safford (100%)	1		-		-		-
Other (100%)	4		3		4		3
Total North America	327		329		316		333

South America
Candelaria/Ojos del Salado (80%)	127		99		117		95
Cerro Verde (53.6%)	169		66		168		60
El Abra (51%)	95		115		94		111
Total South America	391		280		379		266

Indonesia
Grasberg (90.6%)	208	[c]	435	[c]	183	[c]	432	[c]
Consolidated	926		1,044		878		1,031

Less minority participants’ share	169		147		165		141
Net	757		897		713		890

Consolidated sales from mines					878		1,031
Purchased copper					126		127
Total consolidated sales					1,004		1,158

Average realized price per pound
Excluding hedging					$3.12		$2.99
Including hedging					$3.16	[d]	$3.19	[d]

GOLD, Pro Forma[a]
(thousands of recoverable ounces)

MINED GOLD (FCX’s net interest in %)

North America (100%)	6	[b]	4	[b]	7	[b]	4	[b]
South America (80%)	33		26		30		26
Indonesia (90.6%)	147	[c]	514	[c]	124	[c]	508	[c]
Consolidated	186		544		161		538

Less minority participants’ shares	20		53		18		52
Net	166		491		143		486

Consolidated sales from mines					161		538
Purchased gold					-		1
Total consolidated sales					161		539

Average realized price per ounce					$803		$627

MOLYBDENUM, Pro Forma[a]
(millions of recoverable pounds)

MINED MOLYBDENUM (FCX’s net interest in %)

Henderson (100%)	9		9		N/A		N/A
By-product – North America (100%)[b]	7		8		N/A		N/A
By-product – Cerro Verde (53.56%)	1		-		N/A		N/A
Consolidated	17		17		19		18

Purchased molybdenum					2		1
Total consolidated sales					21		19

Average realized price per pound					$27.84		$22.68

a.	The fourth-quarter 2006 data include Phelps Dodge’s pre-acquisition results for comparative purposes only.
b.	Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c.	Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
d.	Includes additions of $0.04 per pound for fourth-quarter 2007 and $0.20 per pound for fourth-quarter 2006 for mark-to-market accounting adjustments on copper price protection programs.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Years Ended December 31,
COPPER, Pro Forma[a]	Production				Sales
(millions of recoverable pounds)	2007		2006		2007		2006
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	687	[b]	693	[b]	693	[b]	692	[b]
Bagdad (100%)	202		165		200		165
Sierrita (100%)	150		162		157		161
Chino (100%)	190		186		186		186
Tyrone (100%)	50		64		53		64
Miami (100%)	20		19		24		19
Tohono (100%)	3		5		3		5
Safford (100%)	1		-		-		-
Other (100%)	17		11		16		11
Total North America	1,320	[c]	1,305		1,332	[c]	1,303

South America
Candelaria/Ojos del Salado (80%)	453		429		447		425
Cerro Verde (53.6%)	594		222		587		214
El Abra (51%)	366		482		365		487
Total South America	1,413	[c]	1,133		1,399	[c]	1,126

Indonesia
Grasberg (90.6%)	1,151	[d]	1,201	[d]	1,131	[d]	1,201	[d]
Consolidated	3,884		3,639		3,862		3,630

Less minority participants’ share	653		537		647		535
Net	3,231		3,102		3,215		3,095

Consolidated sales from mines					3,862		3,630
Purchased copper					650		736
Total consolidated sales					4,512		4,366

Average realized price per pound
Excluding hedging					$3.28		$3.06
Including hedging					$3.23	[e]	$2.79	[e]

GOLD, Pro Forma[a]
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	15	[b]	19	[b]	21	[b]	19	[b]
South America (80%)	116	[f]	112		114	[f]	111
Indonesia (90.6%)	2,198	[d]	1,732	[d]	2,185	[d]	1,736	[d]
Consolidated	2,329		1,863		2,320		1,866

Less minority participants’ shares	229		184		228		185
Net	2,100		1,679		2,092		1,681

Consolidated sales from mines					2,320		1,866
Purchased gold					6		12
Total consolidated sales					2,326		1,878

Average realized price per ounce					$682		$566	[g]

MOLYBDENUM, Pro Forma[a]
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	39		37		N/A		N/A
By-product – North America (100%)[b]	30		31		N/A		N/A
By-product – Cerro Verde (53.56%)	1		-		N/A		N/A
Consolidated	70	[h]	68		69	[h]	69

Purchased molybdenum					9		8
Total consolidated sales					78		77

Average realized price per pound					$25.87		$21.87
a.	Includes Phelps Dodge’s pre-acquisition results for comparative purposes only.
b.	Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c.
Includes North American copper production of 258 million pounds and sales of 283 million pounds and South American copper production of 259 million pounds and sales of 222 million pounds for Phelps Dodge’s pre-acquisition results.

d.	Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
e.
Includes reductions of $0.05 per pound for the year ended December 31, 2007, and $0.27 per pound for the year ended December 31, 2006, for mark-to-market accounting adjustments on copper price protection programs.

f.	Includes gold production of 21 thousand ounces and sales of 18 thousand ounces for Phelps Dodge’s pre-acquisition results.
g.	Includes a reduction of approximately $37 per ounce for a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
h.	Includes molybdenum production of 14 million pounds and sales of 17 million pounds for Phelps Dodge’s pre-acquisition results.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
Statistical Data from Mining Operations, 100%[a]	2007	2006	2007	2006

North America (copper and molybdenum mines)

Copper Mines

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	971,800	754,800	798,200	801,200
Average copper ore grade (%)	0.24	0.27	0.23	0.30
Copper production (millions of recoverable pounds)	218	249	940	1,013

Mill Operations
Ore milled (metric tons per day)	232,300	212,600	223,800	199,300
Average ore grade (%)
Copper	0.40	0.33	0.35	0.33
Molybdenum	0.02	0.02	0.02	0.02
Production (millions of recoverable pounds)
Copper	137	111	501	414
Molybdenum	7	8	30	31

Henderson Molybdenum Mine

Ore milled (metric tons per day)	24,000	22,700	24,000	22,200
Average molybdenum ore grade (%)	0.23	0.22	0.23	0.23
Molybdenum production (millions of recoverable pounds)	9	9	39	37

South America (copper mines)

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	289,600	257,200	289,400	257,400
Average copper ore grade (%)	0.42	0.46	0.43	0.45
Copper production (millions of recoverable pounds)	139	172	569	695

Mill Operations
Ore milled (metric tons per day)	180,300	80,900	167,900	68,500
Average ore grade (%)
Copper	0.80	0.72	0.74	0.87
Molybdenum	0.02	0.02	0.02	0.02
Production (millions of recoverable pounds)
Copper	252	108	844	438
Molybdenum	1	-	1	-

Indonesia (copper mine)

Mill Operations
Ore milled (metric tons per day)	208,600	246,500	212,600	229,400

Average ore grade
Copper (%)	0.65	1.08	0.82	0.85
Gold (grams per metric ton)	0.52	0.95	1.24	0.85
Recovery rates (%)
Copper	88.8	89.5	90.5	86.1
Gold	76.5	84.2	86.2	80.9
Copper (millions of recoverable pounds)
Production	227	469	1,211	1,300
Sales	201	466	1,190	1,300
Gold (thousands of recoverable ounces)
Production	246	571	2,608	1,824
Sales	220	564	2,591	1,831

a.	Includes Phelps Dodge pre-acquisition results for comparative purposes only.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007[a]		2006
	(In Millions, Except Per Share Amounts)
Revenues[b]	$4,184	$1,643	$16,939		$5,791
Cost of sales:
Production and delivery	2,422 [c]	650	8,527	[c]	2,525
Depreciation, depletion and amortization	400 [c]	81	1,246	[c]	228
Total cost of sales	2,822	731	9,773		2,753
Exploration and research expenses	58	3	145		12
Selling, general and administrative expenses	152 [d]	46	466	[d]	157
Total costs and expenses	3,032	780	10,384		2,922
Operating income	1,152	863	6,555		2,869
Interest expense, net	(127)	(14)	(513)		(76)
Losses on early extinguishment and conversion of debt, net	(2)	-	(173)		(32)
Gains on sales of assets	-	1	85	[e]	31
Other income, net	47	11	157		28
Equity in affiliated companies’ net earnings (losses)	5	(1)	22		6
Income from continuing operations before income taxes
and minority interests	1,075	860	6,133		2,826
Provision for income taxes	(525)[f]	(365)	(2,400)		(1,201)
Minority interests in net income of consolidated subsidiaries	(63)[f]	(53)	(791)		(168)
Income from continuing operations	487	442	2,942		1,457
(Loss) income from discontinued operations (net of taxes of $3 million
in fourth quarter and $23 million for the year)	(9)[g]	-	35	[g]	-
Preferred dividends	(64)	(16)	(208)		(61)
Net income applicable to common stock	$414	$426	$2,769		$1,396

Basic net income (loss) per share of common stock:
Continuing operations	$1.10	$2.17	$8.02		$7.32
Discontinued operations	(0.02)[g]	-	0.10	[g]	-
Basic net income per share of common stock	$1.08	$2.17	$8.12		$7.32

Diluted net income (loss) per share of common stock:
Continuing operations	$1.07	$1.99	$7.41		$6.63
Discontinued operations	(0.02)[g]	-	0.09	[g]	-
Diluted net income per share of common stock[h]	$1.05	$1.99	$7.50		$6.63

Average common shares outstanding:
Basic	382 [i]	197	341	[i]	191
Diluted[h]	409	222	397		221

Dividends declared per share of common stock	$0.4375	$2.125	$1.375		$5.0625

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.
Includes positive (negative) adjustments to prior period concentrate sales totaling $(281) million in fourth-quarter 2007, $(71) million in fourth-quarter 2006, $90 million in year 2007 and $139 million in year 2006.  In addition, credits (charges) for mark-to-market accounting adjustments on copper price protection program totaled $37 million in fourth-quarter 2007 and $(175) million in year 2007.  Year 2006 also includes a $69 million loss on mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production costs by $125 million in fourth-quarter 2007 and $781 million in year 2007 and increased depreciation, depletion and amortization by $226 million in fourth-quarter 2007 and $595 million in year 2007.

d.
Includes additional costs relating to the acquisition of Phelps Dodge totaling $96 million in fourth-quarter 2007 and $236 million in year 2007.  Also includes stock-based compensation costs related to second-quarter 2007 stock option grants totaling $6 million in fourth-quarter 2007 and $39 million in year 2007.

e.	Primarily represents gains on sales of marketable equity securities.
f.
Includes a $111 million one-time tax charge associated with the reversal of the Phelps Dodge APB Opinion No. 23 indefinite reinvestment assertion on certain earnings in South America, which was fully offset by a reduction in minority interests’ share of net income.

g.	Relates to the operations of PDIC, which FCX sold on October 31, 2007.
h.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling less than $0.1 million in fourth-quarter 2007, $0.1 million in fourth-quarter 2006, $0.2 million in year 2007 and $13 million in year 2006 and dividends totaling approximately $15 million in each of the fourth quarters of 2007 and 2006 and approximately $60 million in each of the years 2007 and 2006.  Year 2007 also includes assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, reflecting exclusion of dividends totaling $147 million.  This instrument was not dilutive for fourth-quarter 2007.  The assumed conversions reflect the inclusion of 23 million common shares in fourth-quarter 2007, 23 million common shares in fourth-quarter 2006, 53 million common shares in year 2007 and 29 million common shares in year 2006.

i.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2007		2006
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,626		$907
Accounts receivable	1,295		486
Inventories	2,178		724
Mill and leach stockpiles	707		-
Prepaid expenses, restricted cash and other	97		34
Total current assets	5,903		2,151
Property, plant, equipment and development costs, net	25,784		3,099
Trust assets	606		-
Long-term mill and leach stockpiles	1,106		-
Goodwill	5,393	[a]	-
Other assets and deferred charges	1,243		140
Total assets	$40,035		$5,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,309		$776
Copper price protection program	598		-
Accrued income taxes	420		165
Dividends payable	212		13
Current portion of reclamation and environmental obligations	209		-
Current portion of long-term debt and short-term borrowings	31		19
Total current liabilities	3,779		973
Long-term debt, less current portion:
Senior notes	6,928		620
Project financing, equipment loans and other	252		41
Total long-term debt, less current portion	7,180		661
Deferred income taxes	7,704		800
Other liabilities and deferred credits	1,059		268
Reclamation and environmental obligations, less current portion	840		30
Total liabilities	20,562		2,732
Minority interests	1,239		213
Stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	1,100		1,100
6¾% Mandatory Convertible Preferred Stock	2,875		-
Common stock	50		31
Capital in excess of par value	13,407		2,668
Retained earnings	3,601		1,415
Accumulated other comprehensive income (loss)	42		(20)
Common stock held in treasury	(2,841)		(2,749)
Total stockholders’ equity	18,234		2,445
Total liabilities and stockholders’ equity	$40,035		$5,390

a.
During the fourth quarter of 2007, revisions to previously estimated fair values assigned to the assets acquired and the liabilities assumed from Phelps Dodge and adjustments to the purchase price resulted in a $0.9 billion reduction in goodwill.  FCX expects to finalize the purchase price allocation during the first quarter of 2008.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2007[a]	2006
	(In Millions)
Cash flow from operating activities:
Net income	$2,977	$1,457
Adjustments to reconcile net income to net cash provided by
operating activities:
Unrealized losses on copper price protection program	175	-
Depreciation, depletion and amortization	1,264	228
Minority interests in net income of consolidated subsidiaries	802	168
Noncash compensation and benefits	214	85
Losses on early extinguishment and conversion of debt, net	173	32
Gains on sales of assets	(85)	(31)
Deferred income taxes	(288)	16
Other	(65)	25
(Increases) decreases in working capital, excluding amounts
acquired from Phelps Dodge:
Accounts receivable	428	196
Inventories	272	(146)
Prepaid expenses, restricted cash and other	21	(27)
Accounts payable and accrued liabilities	313	15
Accrued income taxes	24	(152)
Net cash provided by operating activities	6,225	1,866
Cash flow from investing activities:
Acquisition of Phelps Dodge, net of cash acquired	(13,910)	(5)
Phelps Dodge capital expenditures	(1,333)	-
PT Freeport Indonesia capital expenditures	(368)	(234)
Other capital expenditures	(54)	(17)
Net proceeds from sale of PDIC	597	-
Proceeds from sale of assets	260	34
Other	(53)	(2)
Net cash used in investing activities	(14,861)	(224)
Cash flow from financing activities:
Proceeds from term loans under bank credit facility	12,450	-
Repayments of term loans under bank credit facility	(12,450)	-
Net proceeds from sales of senior notes	5,880	-
Net proceeds from sale of 6¾% Mandatory Convertible Preferred Stock	2,803	-
Net proceeds from sale of common stock	2,816	-
Proceeds from other debt	744	103
Repayments of other debt	(1,069)	(394)
Purchases of FCX common shares	-	(100)
Cash dividends paid:
Common stock	(421)	(916)
Preferred stock	(175)	(61)
Minority interests	(967)[b]	(161)[b]
Net (payments for) proceeds from exercised stock options	(14)	15
Excess tax benefit from exercised stock options	16	21
Bank credit facilities fees and other	(258)	(6)
Net cash provided by (used in) financing activities	9,355	(1,499)
Net increase in cash and cash equivalents	719	143
Cash and cash equivalents at beginning of year	907	764
Cash and cash equivalents at end of year	$1,626	$907

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.	Represents minority interests’ share of dividends.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRO FORMA FINANCIAL DATA (Unaudited)

Pro forma financial results assume that FCX acquired Phelps Dodge effective January 1, 2007, for the 2007 periods and effective January 1, 2006, for the 2006 periods.  The most significant adjustments relate to the impact of fair value adjustments to inventories (including mill and leach stockpiles) and property, plant and equipment using March 19, 2007, metals prices and assumptions.

	Three Months Ended				Years Ended
	December 31,				December 31,
(In millions, except per share amounts)	2007		2006		2007		2006
Revenues	$4,094	[a]	$4,587	[a]	$19,233	[a]	$16,653	[a,b]
Operating income	$1,108	[a,c]	$1,865	[a,c]	$7,243	[a,c]	$4,950	[a,b,c]
Income from continuing operations
applicable to common stock[d]	$395	[a,c]	$1,319	[a,c]	$3,061	[a,c,e]	$2,197	[a,b,c,e]
Diluted income from continuing operations
per share of common stock	$1.00	[a,c]	$3.11	[a,c]	$7.30	[a,c,e]	$5.54	[a,b,c,e]
Diluted average common shares outstanding[f,g]	410		445		448		445

Note: Disclosures of after-tax amounts are calculated by reference to the applicable tax rate.

a.
Includes credits for noncash mark-to-market accounting adjustments on copper price protection programs totaling $37 million ($23 million to net income or $0.06 per share) in fourth-quarter 2007 and $11 million ($8 million to net income or $0.02 per share) in fourth-quarter 2006 and charges totaling $195 million ($119 million to net income or $0.27 per share) in year 2007 and $1.2 billion ($915 million to net income or $2.06 per share) in year 2006.  Also includes credits for amortization of acquired intangible assets and liabilities totaling $30 million ($19 million to net income or $0.04 per share) for each of the fourth quarters of 2007 and 2006 and $120 million ($76 million to net income or $0.17 per share) for each of the years 2007 and 2006.

b.	Includes loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II and Silver-Denominated Preferred Stock totaling $82 million ($44 million to net income or $0.10 per share).

c.
Includes the purchase accounting impacts of the increases in the carrying values of acquired property, plant and equipment and metals inventories, and also includes amortization of acquired intangible assets and liabilities totaling $305 million ($192 million to net income or $0.47 per share) in fourth-quarter 2007, $366 million ($231 million to net income or $0.52 per share) in fourth-quarter 2006, $1.6 billion ($1.0 billion to net income or $2.25 per share) in year 2007 and $2.2 billion ($1.4 billion to net income or $3.13 per share) in year 2006.

d.	After preferred dividends.

e.
Includes net losses on early extinguishment of debt totaling $85 million ($63 million to net income or $0.14 per share) in year 2007 and $32 million ($30 million to net income or $0.07 per share) in year 2006 for debt prepayments.  Year 2007 also includes gains totaling $85 million ($52 million to net income or $0.12 per share) on sales of marketable equity securities.  Year 2006 also includes net gains of $30 million ($30 million to net income or $0.07 per share) from the disposition of land and certain royalty rights.

f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock.  Also reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007, for all periods except fourth-quarter 2007 in which this security was not dilutive.

g.
On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge.  On March 28, 2007, FCX sold 47.15 million common shares.  These shares are assumed to be outstanding for all periods presented.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. generally accepted accounting principles. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it mines ore, which contains copper, gold, molybdenum and other metals, (3) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, and molybdenum and other metals it produces, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by FCX’s management and Board of Directors to monitor its operations. In the co-product method presentations below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. In addition, costs resulting from the application of the purchase accounting method are removed. As discussed above, gold, molybdenum and other metal revenues, excluding any impacts from redemption of the gold- and silver-denominated preferred stocks, are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with reconciliations to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,053	$1,053	$207	$18		$1,278

Site production and delivery, before
net noncash and nonrecurring
costs shown below	485	405	86	4		495
By-product credits	(215)	-	-	-		-
Treatment charges	34	33	-	1		34
Net cash costs	304	438	86	5		529
Depreciation, depletion and amortization	50	45	4	1		50
Noncash and nonrecurring costs, net	6	6	-	-		6
Total costs	360	489	90	6		585
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(21)	(21)	-	-		(21)
Idle facility and other non-inventoriable costs	(39)	(38)	(1)	-		(39)
Gross profit	$633	$505	$116	$12		$633

Consolidated sales
Copper (in million pounds)	312	312
Molybdenum (in million pounds)			7

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.38	$3.38	$31.90

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.56	1.30	13.23
By-product credits	(0.69)	-	-
Treatment charges	0.11	0.11	-
Unit net cash costs	0.98	1.41	13.23
Depreciation, depletion and amortization	0.16	0.14	0.62
Noncash and nonrecurring costs, net	0.02	0.02	0.03
Total unit costs	1.16	1.57	13.88
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.07)	(0.07)	-
Idle facility and other non-inventoriable costs	(0.13)	(0.12)	(0.09)
Gross profit per pound	$2.02	$1.62	$17.93

Reconciliation to Amounts Reported
		Production	Depreciation,
		And	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,278	$495	$50
Net noncash and nonrecurring costs
per above	N/A	6	N/A
Treatment charges per above	N/A	34	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(21)	N/A	N/A
Other North American operations	1,269	1,059	27
Purchase accounting impact	111	99	146
Total North American mining operations	2,637	1,693	223
South American mining operations	1,002	404	119
Indonesian mining operations	500	324	41
Atlantic Copper smelting & refining	627	620	9
Corporate, other & eliminations	(582)	(619)	8
As reported in FCX’s consolidated
financial statements	$4,184	$2,422	$400

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Three Months Ended December 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,097	$1,097	$197		$9		$1,303

Site production and delivery, before
net noncash and nonrecurring
costs shown below	431	376	63		5		444
By-product credits	(193)	-	-		-		-
Treatment charges	21	21	-		-		21
Net cash costs	259	397	63		5		465
Depreciation, depletion and amortization	43	37	6		-		43
Noncash and nonrecurring costs, net	5	5	-		-		5
Total costs	307	439	69		5		513
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	146	146	-		-		146
Idle facility and other non-inventoriable costs	(16)	(16)	-		-		(16)
Gross profit	$920	$788	$128		$4		$920

Consolidated sales
Copper (in million pounds)	330	330
Molybdenum (in million pounds)			8

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.32	$3.32	$25.98

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.31	1.14	8.22
By-product credits	(0.59)	-	-
Treatment charges	0.06	0.06	-
Unit net cash costs	0.78	1.20	8.22
Depreciation, depletion and amortization	0.13	0.11	0.80
Noncash and nonrecurring costs, net	0.02	0.02	0.01
Total unit costs	0.93	1.33	9.03
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.44	0.44	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	-
Gross profit per pound	$2.79	$2.39	$16.95

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,303	$444	$43
Net noncash and nonrecurring costs
per above	N/A	5	N/A
Treatment charges per above	N/A	21	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	146	N/A	N/A
Purchase accounting impact	30	207	179
Eliminations and other	3,108	1,526	157
As reported in FCX’s pro forma
consolidated financial results	$4,587	$2,203	$379

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Year Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, after adjustments shown below	$4,242	$4,242	$866	$60		$5,168

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1,883	1,609	312	23		1,944
By-product credits	(865)	-	-	-		-
Treatment charges	119	116	-	3		119
Net cash costs	1,137	1,725	312	26		2,063
Depreciation, depletion and amortization	192	165	26	1		192
Noncash and nonrecurring costs, net	22	21	1	-		22
Total costs	1,351	1,911	339	27		2,277
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(139)	(139)	-	-		(139)
Idle facility and other non-inventoriable costs	(65)	(64)	(1)	-		(65)
Gross profit	$2,687	$2,128	$526	$33		$2,687

Consolidated sales
Copper (in million pounds)	1,316	1,316
Molybdenum (in million pounds)			30

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.22	$3.22	$29.31

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.43	1.22	10.58
By-product credits	(0.66)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	0.86	1.31	10.58
Depreciation, depletion and amortization	0.15	0.12	0.87
Noncash and nonrecurring costs, net	0.02	0.02	0.03
Total unit costs	1.03	1.45	11.48
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.10)	(0.10)	-
Idle facility and other non-inventoriable costs	(0.05)	(0.05)	(0.02)
Gross profit per pound	$2.04	$1.62	$17.81

Reconciliation to Amounts Reported
		Production	Depreciation,
		And	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$5,168	$1,944	$192
Net noncash and nonrecurring costs
per above	N/A	22	N/A
Treatment charges per above	N/A	119	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(139)	N/A	N/A
Purchase accounting impact	120	851	762
Eliminations and other	14,084	6,874	556
As reported in FCX’s pro forma
consolidated financial results	$19,233	$9,810	$1,510

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Year Ended December 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$4,121	$4,121	$772		$44		$4,937

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1,472	1,199	291		25		1,515
By-product credits	(773)	-	-		-		-
Treatment charges	87	83	-		4		87
Net cash costs	786	1,282	291		29		1,602
Depreciation, depletion and amortization	147	122	23		2		147
Noncash and nonrecurring costs, net	20	19	1		-		20
Total costs	953	1,423	315		31		1,769
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(1,205)	(1,205)	-		-		(1,205)
Idle facility and other non-inventoriable costs	(36)	(36)	-		-		(36)
Gross profit	$1,927	$1,457	$457		$13		$1,927

Consolidated sales
Copper (in million pounds)	1,292	1,292
Molybdenum (in million pounds)			31

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.19	$3.19	$24.85

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.14	0.93	9.37
By-product credits	(0.60)	-	-
Treatment charges	0.07	0.06	-
Unit net cash costs	0.61	0.99	9.37
Depreciation, depletion and amortization	0.11	0.09	0.77
Noncash and nonrecurring costs, net	0.02	0.02	0.03
Total unit costs	0.74	1.10	10.17
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.93)	(0.93)	-
Idle facility and other non-inventoriable costs	(0.03)	(0.03)	-
Gross profit per pound	$1.49	$1.13	$14.68

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$4,937	$1,515	$147
Net noncash and nonrecurring costs
per above	N/A	20	N/A
Treatment charges per above	N/A	87	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(1,205)	N/A	N/A
Purchase accounting impact	120	1,526	722
Eliminations and other	12,801	6,652	515
As reported in FCX’s pro forma
consolidated financial results	$16,653	$9,800	$1,384

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Henderson Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)a

	Three Months Ended		Years Ended
	December 31,		December 31,
(In Millions)	2007	2006	2007	2006

Revenues, after adjustments shown below	$288	$213	$1,029	$820

Site production and delivery, before net noncash
and nonrecurring costs shown below	47	37	171	137
Net cash costs	47	37	171	137
Depreciation and amortization	15	8	39	33
Noncash and nonrecurring costs, net	-	-	1	1
Total costs	62	45	211	171
Gross profit[b]	$226	$168	$818	$649

Consolidated sales
Molybdenum (in million pounds)	9	9	39	37

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$28.65	$23.28	$26.10	$22.14

Site production and delivery, before net noncash
and nonrecurring costs shown below	4.68	4.03	4.32	3.71
Unit net cash costs	4.68	4.03	4.32	3.71
Depreciation and amortization	1.43	0.87	1.00	0.89
Noncash and nonrecurring costs, net	0.02	0.02	0.02	0.02
Total unit costs	6.13	4.92	5.34	4.62
Gross profit per pound	$22.52	$18.36	$20.76	$17.52

Reconciliation to Amounts Reported
(In Millions)		Production	Depreciation,
		and	Depletion and
Three Months Ended December 31, 2007	Revenues	Delivery	Amortization
Totals presented above	$288	$47	$15
Purchase accounting impact	N/A	(7)	27
Other molybdenum operations	424	409	5
Molybdenum segment	712	449	47
Eliminations and other	3,472	1,973	353
As reported in FCX’s consolidated
financial statements	$4,184	$2,422	$400

Three Months Ended December 31, 2006
Totals presented above	$213	$37	$8
Purchase accounting impact	30	207	179
Eliminations and other	4,344	1,959	192
As reported in FCX’s pro forma
consolidated financial results	$4,587	$2,203	$379

Year Ended December 31, 2007
Totals presented above	$1,029	$171	$39
Purchase accounting impact	120	851	762
Eliminations and other	18,084	8,788	709
As reported in FCX’s pro forma
consolidated financial results	$19,233	$9,810	$1,510

Year Ended December 31, 2006
Totals presented above	$820	$137	$33
Purchase accounting impact	120	1,526	722
Eliminations and other	15,713	8,137	629
As reported in FCX’s pro forma
consolidated financial results	$16,653	$9,800	$1,384

a.	Amounts for the three months ended December 31, 2007, are actual financial results.
b.
Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other [a]	Total

Revenues, after adjustments shown below	$1,160	$1,160	$54	$1,214

Site production and delivery, before
net noncash and nonrecurring
costs shown below	365	345	27	372
By-product credits	(47)	-	-	-
Treatment charges	70	67	3	70
Net cash costs	388	412	30	442
Depreciation, depletion and amortization	40	39	1	40
Noncash and nonrecurring costs, net	1	1	-	1
Total costs	429	452	31	483
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(151)	(150)	(1)	(151)
Other non-inventoriable costs	(13)	(12)	(1)	(13)
Gross profit	$567	$546	$21	$567

Consolidated sales
Copper (in million pounds)	379	379

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.06	$3.06

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.96	0.91
By-product credits	(0.12)	-
Treatment charges	0.18	0.18
Unit net cash costs	1.02	1.09
Depreciation, depletion and amortization	0.11	0.10
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.13	1.19
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.40)	(0.40)
Other non-inventoriable costs	(0.03)	(0.03)
Gross profit per pound	$1.50	$1.44

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,214	$372	$40
Net noncash and nonrecurring costs
per above	N/A	1	N/A
Less: Treatment charges per above	(70)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(151)	N/A	N/A
Purchased metal	27	27	N/A
Purchase accounting impact	9	27	78
Eliminations and other	(27)	(23)	1
Total South American mining operations	1,002	404	119
North American mining operations	2,637	1,693	223
Indonesian mining operations	500	324	41
Atlantic Copper smelting & refining	627	620	9
Corporate, other & eliminations	(582)	(619)	8
As reported in FCX’s consolidated
financial statements	$4,184	$2,422	$400

a.	Includes gold, silver and molybdenum.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Three Months Ended December 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$793	$793	$19		$812

Site production and delivery	258	249	9		258
By-product credits	(19)	-	-		-
Treatment charges	39	37	2		39
Net cash costs	278	286	11		297
Depreciation, depletion and amortization	46	45	1		46
Total costs	324	331	12		343
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(24)	(24)	-		(24)
Other non-inventoriable costs	(6)	(6)	-		(6)
Gross profit	$439	$432	$7		$439

Consolidated sales
Copper (in million pounds)	266	266

Gross profit per pound of copper:

Revenues, after adjustments shown below	$2.98	$2.98

Site production and delivery	0.97	0.94
By-product credits	(0.07)	-
Treatment charges	0.15	0.14
Unit net cash costs	1.05	1.08
Depreciation, depletion and amortization	0.17	0.17
Total unit costs	1.22	1.25
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.09)	(0.09)
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.65	$1.62

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$812	$258	$46
Less: Treatment charges per above	(39)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(24)	N/A	N/A
Purchased metal	29	29	N/A
Purchase accounting impact	30	207	179
Eliminations and other	3,779	1,709	154
As reported in FCX’s pro forma
consolidated financial statements	$4,587	$2,203	$379

a.	Includes gold and silver.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Year Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other [a]	Total

Revenues, after adjustments shown below	$4,552	$4,552	$140	$4,692

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1,268	1,221	61	1,282
By-product credits	(126)	-	-	-
Treatment charges	286	278	8	286
Net cash costs	1,428	1,499	69	1,568
Depreciation, depletion and amortization	200	196	4	200
Noncash and nonrecurring costs, net	3	3	-	3
Total costs	1,631	1,698	73	1,771
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	18	19	(1)	18
Other non-inventoriable costs	(34)	(32)	(2)	(34)
Gross profit	$2,905	$2,841	$64	$2,905

Consolidated sales
Copper (in million pounds)	1,399	1,399

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.25	$3.25

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.91	0.87
By-product credits	(0.09)	-
Treatment charges	0.20	0.20
Unit net cash costs	1.02	1.07
Depreciation, depletion and amortization	0.14	0.14
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.16	1.21
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.01	0.01
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.08	$2.03

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$4,692	$1,282	$200
Net noncash and nonrecurring costs
per above	N/A	3	N/A
Less: Treatment charges per above	(286)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	18	N/A	N/A
Purchased metal	218	218	N/A
Purchase accounting impact	120	851	762
Eliminations and other	14,471	7,456	548
As reported in FCX’s pro forma
consolidated financial statements	$19,233	$9,810	$1,510

a.	Includes gold, silver and molybdenum.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Year Ended December 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other [a]	Total

Revenues, after adjustments shown below	$3,530	$3,530	$91	$3,621

Site production and delivery, before
net noncash and nonrecurring
costs shown below	918	891	27	918
By-product credits	(91)	-	-	-
Treatment charges	198	192	6	198
Net cash costs	1,025	1,083	33	1,116
Depreciation, depletion and amortization	193	190	3	193
Noncash and nonrecurring costs, net	2	2	-	2
Total costs	1,220	1,275	36	1,311
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(18)	(9)	(9)	(18)
Other non-inventoriable costs	(22)	(21)	(1)	(22)
Gross profit	$2,270	$2,225	$45	$2,270

Consolidated sales
Copper (in million pounds)	1,126	1,126

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.14	$3.14

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.82	0.79
By-product credits	(0.08)	-
Treatment charges	0.17	0.17
Unit net cash costs	0.91	0.96
Depreciation, depletion and amortization	0.17	0.17
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.08	1.13
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.02)	(0.01)
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.02	$1.98

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,621	$918	$193
Net noncash and nonrecurring costs
per above	N/A	2	N/A
Less: Treatment charges per above	(198)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(18)	N/A	N/A
Purchased metal	213	213	N/A
Purchase accounting impact	120	1,526	722
Eliminations and other	12,915	7,141	469
As reported in FCX’s pro forma
consolidated financial statements	$16,653	$9,800	$1,384

a.	Includes gold and silver.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$592	$592	$110	$7	$709

Site production and delivery, before net noncash
and nonrecurring costs shown below	303	253	47	3	303
Gold and silver credits	(117)	-	-	-	-
Treatment charges	54	45	8	1	54
Royalty on metals	15	13	2	-	15
Net cash costs	255	311	57	4	372
Depreciation and amortization	41	34	7	-	41
Noncash and nonrecurring costs, net	21	17	4	-	21
Total costs	317	362	68	4	434
Revenue adjustments, primarily for pricing on
prior period open sales	(140)	(140)	-	-	(140)
PT Smelting intercompany profit recognized	2	2	-	-	2
Gross profit	$137	$92	$42	$3	$137

Consolidated sales
Copper (in million pounds)	183	183
Gold (in thousand ounces)			124
Silver (in thousand ounces)				472

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.03	$3.03	$807.28	$13.87

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.66	1.38	377.41	6.51
Gold and silver credits	(0.64)	-	-	-
Treatment charges	0.29	0.25	66.79	1.15
Royalty on metals	0.08	0.07	19.48	-
Unit net cash costs	1.39	1.70	463.68	7.66
Depreciation and amortization	0.23	0.19	51.93	0.90
Noncash and nonrecurring costs, net	0.12	0.09	27.06	0.47
Total unit costs	1.74	1.98	542.67	9.03
Revenue adjustments, primarily for pricing on
prior period open sales	(0.55)	(0.55)	75.95	1.03
PT Smelting intercompany profit recognized	0.01	0.01	2.83	0.05
Gross profit per pound/ounce	$0.75	$0.51	$343.39	$5.92

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$709	$303	$41
Net noncash and nonrecurring costs per above	N/A	21	N/A
Less: Treatment charges per above	(54)	N/A	N/A
Royalty per above	(15)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(140)	N/A	N/A
Total Indonesian mining operations	500	324	41
North American mining operations	2,637	1,693	223
South American mining operations	1,002	404	119
Atlantic Copper smelting & refining	627	620	9
Corporate, other & eliminations	(582)	(619)	8
As reported in FCX’s consolidated
financial statements	$4,184	$2,422	$400

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$1,241	$1,241	$319	$16	$1,576

Site production and delivery, before net noncash
and nonrecurring costs shown below	334	263	68	3	334
Gold and silver credits	(335)	-	-	-	-
Treatment charges	145	114	29	2	145
Royalty on metals	46	37	9	-	46
Net cash costs	190	414	106	5	525
Depreciation and amortization	66	52	13	1	66
Noncash and nonrecurring costs, net	14	11	3	-	14
Total costs	270	477	122	6	605
Revenue adjustments, primarily for pricing on
prior period open sales	(84)	(84)	-	-	(84)
PT Smelting intercompany profit recognized	4	4	-	-	4
Gross profit	$891	$684	$197	$10	$891

Consolidated sales
Copper (in million pounds)	432	432
Gold (in thousand ounces)			508
Silver (in thousand ounces)				1,168

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$2.88	$2.88	$627.71	$12.93

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.77	0.61	133.31	2.84
Gold and silver credits	(0.77)	-	-	-
Treatment charges	0.33	0.27	57.88	1.23
Royalty on metals	0.11	0.08	18.41	0.39
Unit net cash costs	0.44	0.96	209.60	4.46
Depreciation and amortization	0.15	0.12	26.38	0.56
Noncash and nonrecurring costs, net	0.04	0.02	5.44	0.12
Total unit costs	0.63	1.10	241.42	5.14
Revenue adjustments, primarily for pricing on
prior period open sales	(0.21)	(0.21)	1.09	0.46
PT Smelting intercompany profit recognized	0.02	0.01	1.76	0.04
Gross profit per pound/ounce	$2.06	$1.58	$389.14	$8.29

Reconciliation to Amounts Reported
		Production	Depreciation,
		And	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,576	$334	$66
Net noncash and nonrecurring costs per above	N/A	14	N/A
Less: Treatment charges per above	(145)	N/A	N/A
Royalty per above	(46)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(84)	N/A	N/A
Total Indonesian mining operations	1,301	348	66
Atlantic Copper smelting & refining	520	486	10
Corporate, other & eliminations	(178)	(184)	5
As reported in FCX’s consolidated
financial statements	$1,643	$650	$81

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$3,777	$3,777	$1,490	$48	$5,315

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,342	954	376	12	1,342
Gold and silver credits	(1,538)	-	-	-	-
Treatment charges	385	274	108	3	385
Royalty on metals	133	94	38	1	133
Net cash costs	322	1,322	522	16	1,860
Depreciation and amortization	199	141	56	2	199
Noncash and nonrecurring costs, net	46	33	12	1	46
Total costs	567	1,496	590	19	2,105
Revenue adjustments, primarily for pricing on
prior period open sales	11	11	-	-	11
PT Smelting intercompany profit recognized	13	10	3	-	13
Gross profit	$3,234	$2,302	$903	$29	$3,234

Consolidated sales
Copper (in million pounds)	1,131	1,131
Gold (in thousand ounces)			2,185
Silver (in thousand ounces)				3,593

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.32	$3.32	$680.74	$13.31

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.19	0.85	172.23	3.37
Gold and silver credits	(1.36)	-	-	-
Treatment charges	0.34	0.24	49.45	0.97
Royalty on metals	0.12	0.08	17.05	0.33
Unit net cash costs	0.29	1.17	238.73	4.67
Depreciation and amortization	0.17	0.12	25.54	0.50
Noncash and nonrecurring costs, net	0.04	0.03	5.90	0.12
Total unit costs	0.50	1.32	270.17	5.29
Revenue adjustments, primarily for pricing on
prior period open sales	0.03	0.03	1.07	0.03
PT Smelting intercompany profit recognized	0.01	0.01	1.71	0.03
Gross profit per pound/ounce	$2.86	$2.04	$413.35	$8.08

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$5,315	$1,342	$199
Net noncash and nonrecurring costs per above	N/A	46	N/A
Less: Treatment charges per above	(385)	N/A	N/A
Royalty per above	(133)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	11	N/A	N/A
Total Indonesian mining operations	4,808	1,388	199
North American mining operations	8,650	6,292	611
South American mining operations	3,845	1,278	377
Atlantic Copper smelting & refining	2,388	2,329	36
Corporate, other & eliminations	(2,752)	(2,760)	23
As reported in FCX’s consolidated
financial statements	$16,939	$8,527	$1,246

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$3,764	$3,764	$1,072	$47	$4,883

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,235	952	271	12	1,235
Gold and silver credits	(1,119)	-	-	-	-
Treatment charges	477	368	104	5	477
Royalty on metals	126	97	28	1	126
Net cash costs	719	1,417	403	18	1,838
Depreciation and amortization	184	142	40	2	184
Noncash and nonrecurring costs, net	44	34	10	-	44
Total costs	947	1,593	453	20	2,066
Revenue adjustments, primarily for pricing on
prior period open sales and gold/silver hedging	115 [a]	197	(69)	(13)	115
PT Smelting intercompany profit elimination	(3)	(2)	(1)	-	(3)
Gross profit	$2,929	$2,366	$549	$14	$2,929

Consolidated sales
Copper (in million pounds)	1,201	1,201
Gold (in thousand ounces)			1,736
Silver (in thousand ounces)				3,806

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.13	$3.13	$566.51 [b]	$8.59 [c]

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.03	0.79	156.24	3.11
Gold and silver credits	(0.93)	-	-	-
Treatment charges	0.40	0.31	60.41	1.20
Royalty on metals	0.10	0.08	15.94	0.32
Unit net cash costs	0.60	1.18	232.59	4.63
Depreciation and amortization	0.15	0.12	23.25	0.46
Noncash and nonrecurring costs, net	0.04	0.03	5.60	0.11
Total unit costs	0.79	1.33	261.44	5.20
Revenue adjustments, primarily for pricing on
prior period open sales	0.10 [a]	0.17	11.53	0.22
PT Smelting intercompany profit elimination	-	-	(0.37)	(0.01)
Gross profit per pound/ounce	$2.44	$1.97	$316.23	$3.60

Reconciliation to Amounts Reported
		Production	Depreciation,
		And	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$4,883	$1,235	$184
Net noncash and nonrecurring costs per above	N/A	44	N/A
Less: Treatment charges per above	(477)	N/A	N/A
Royalty per above	(126)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	115	N/A	N/A
Total Indonesian mining operations	4,395	1,279	184
Atlantic Copper smelting & refining	2,242	2,119	33
Corporate, other & eliminations	(846)	(873)	11
As reported in FCX’s consolidated
financial statements	$5,791	$2,525	$228

a.
Includes a $69 million or $0.06 per pound loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II and a $13 million or $0.01 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.

b.	Amount was $606.36 per ounce before the loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
c.	Amount was $11.92 per ounce before the loss on the redemption of FCX’s Silver-Denominated Preferred Stock.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s fourth-quarter 2007 income tax provision from continuing operations resulted from taxes on international operations ($472 million) and taxes in the U.S. ($53 million).  FCX’s income tax provision from continuing operations for 2007 resulted from taxes on international operations ($2.2 billion) and taxes in the U.S. ($215 million).  The difference between FCX’s consolidated effective income tax rate of approximately 39 percent for 2007 and the U.S. federal statutory rate of 35 percent was primarily attributable to (1) withholding taxes related to earnings from Indonesian and South American mining operations, (2) a U.S. foreign tax credit limitation and (3) an adjustment associated with the reversal of the Phelps Dodge APB Opinion No. 23, “Accounting for Income Taxes – Special Areas,” indefinite reinvestment assertion on certain earnings in South America, partly offset by a U.S. benefit for percentage depletion and an international tax rate differential.

FCX’s income tax provisions, which totaled $365 million for the fourth quarter of 2006 and $1.2 billion for 2006, resulted from taxes on PT Freeport Indonesia’s earnings.  The difference between FCX’s effective income tax rate of approximately 43 percent for 2006 and PT-FI’s Contract of Work rate of 35 percent was primarily attributable to withholding taxes incurred in connection with earnings from Indonesian mining operations and income taxes incurred by PT Indocopper Investama.

A summary of the significant components in the calculation of FCX’s consolidated provision for income taxes for 2007 follows (in millions, except percentages):

	Year Ended December 31, 2007
		Effective
	Income[a]	Tax Rate	Tax
North America
Income before taxes and minority interests	$1,875	30%	$568
Purchase accounting adjustments	(895)	39%	(353)
Subtotal	980		215
South America
Income before taxes and minority interests	2,623	33%	868
Purchase accounting adjustments	(369)	34%	(126)
Subtotal	2,254		742
Indonesia
Income before taxes and minority interests	2,878	46%	1,326
Other
Income before taxes and minority interests	21	29%	6
Adjustment[b]	N/A	N/A	111

Consolidated totals	$6,133	39%	$2,400

a.	Represents income from continuing operations before income taxes and minority interests.
b.
Represents an adjustment for a one-time tax charge associated with the reversal of the Phelps Dodge APB Opinion No. 23 indefinite reinvestment assertion on certain earnings in South America.  This adjustment was fully offset by a reduction in minority interests’ share of net income.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX’s business consists of three primary operating divisions – North American mining, South American mining and Indonesian mining. Following is a discussion of the reportable segments included in these operating divisions, as well as FCX’s other reportable segment – Atlantic Copper Smelting & Refining.

North American Mining.  North American mining comprises copper operations from mining through rod production, molybdenum operations from mining through conversion to chemical and metallurgical products, and the marketing and sale of both products. The North American mining operating division includes one reportable copper production segment (Morenci), and also includes as reportable segments Rod and Refining and Molybdenum. Other North American mining operations not considered reportable segments include FCX’s other southwestern U.S. copper mines – Bagdad, Sierrita, Safford, Chino, Cobre, Tyrone, Miami, Bisbee and Tohono. In addition to copper, the Bagdad, Sierrita, Morenci and Chino mines produce other metals, including molybdenum, gold, silver and rhenium. Other North American mining operations also include the Miami smelter, which is the most significant source of sulfuric acid for the various North American leaching operations; a sales company, which functions as an agent to purchase and sell copper from the North American mines and also purchases and sells any copper not sold by the South American mines to third parties; and other ancillary operations.

South American Mining.  South American mining includes one reportable copper production segment (Cerro Verde). Other South American mining operations not considered reportable segments include FCX’s other copper mines – Candelaria, Ojos del Salado and El Abra.

Indonesian Mining.  Indonesian mining includes PT Freeport Indonesia’s Grasberg copper and gold mining operations and PT Puncakjaya Power’s power generating operations (after eliminations with PT Freeport Indonesia).

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Other.  Intersegment sales by the Indonesian and South American mines are based upon arms-length prices at the time of the sale.  Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

FCX also allocates certain operating costs, expenses and capital to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All federal and state income taxes are recorded and managed at the corporate level with the exception of foreign income taxes, which are generally recorded and managed at the applicable mine or operation. Accordingly, the following segment information reflects management determinations that may not be indicative of actual financial performance of each operating division or segment as if it was an independent entity.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America					South America			Indonesia
				Other	Total		Other	Total			Atlantic
				North	North		South	South			Copper	Corporate,
		Rod and	Molyb-	American	American	Cerro	American	American			Smelting	Other &	FCX
Three Months Ended December 31, 2007	Morenci	Refining	denum	Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$(4)	1,351	712	577	2,636	234	363	597	323	[a]	627	1	4,184
Intersegment	537	8	-	(544)	1	197	208	405	177		-	(583)	-
Production and delivery	286	1,362	449	(404)	1,693	140	264	404	324		620	(619)	2,422
Depreciation, depletion and amortization	74	1	47	101	223	44	75	119	41		9	8	400
Exploration and research expenses	-	-	1	3	4	-	-	-	-		-	54	58
Selling, general and administrative expenses	-	-	1	4	5	-	-	-	55		5	87	152
Operating income[b]	$173	(4)	214	329	712	247	232	479	80		(7)	(112)	1,152
Interest expense, net	$-	1	-	-	1	2	(1)	1	2		6	117	127
Provision for income taxes	$-	-	-	-	-	219	50	269	135		-	121	525
Total assets at December 31, 2007	$5,015	438	3,522	10,342	19,317	4,224	4,195	8,419	3,737		915	7,647	40,035
Capital expenditures	$112	4	24	180	320	27	31	58	95		11	133	617

Three Months Ended December 31, 2006
Revenues:
Unaffiliated customers	$-	-	-	-	-	-	-	-	1,122	[a]	520	1	1,643
Intersegment	-	-	-	-	-	-	-	-	179		-	(179)	-
Production and delivery	-	-	-	-	-	-	-	-	348		486	(184)	650
Depreciation, depletion and amortization	-	-	-	-	-	-	-	-	66		10	5	81
Exploration and research expenses	-	-	-	-	-	-	-	-	-		-	3	3
Selling, general and administrative expenses	-	-	-	-	-	-	-	-	37		5	4	46
Operating income	$-	-	-	-	-	-	-	-	850		19	(6)	863
Interest expense, net	$-	-	-	-	-	-	-	-	14		8	(8)	14
Provision for income taxes	$-	-	-	-	-	-	-	-	297		-	68	365
Total assets at December 31, 2006	$-	-	-	-	-	-	-	-	4,112		915	363	5,390
Capital expenditures	$-	-	-	-	-	-	-	-	69		4	-	73

  a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $257 million in fourth-quarter 2007 and $137 million in fourth-quarter 2006.

b.
Fourth-quarter 2007 operating income includes purchase accounting adjustments primarily associated with the impacts of the increases in the carrying values of acquired metals inventories and stockpiles and property, plant and equipment, and also the impact of amortization associated with intangible assets and liabilities recorded in purchase accounting.  Following provides the operating income impact of these adjustments on FCX’s segments and operating divisions in fourth-quarter 2007:

Purchase accounting adjustments	$(68)	-	36	(102)	(134)	(25)	(71)	(96)	N/A	N/A	(2)	(232)

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America					South America			Indonesia
				Other	Total		Other	Total			Atlantic
				North	North		South	South			Copper	Corporate,
		Rod and	Molyb-	American	American	Cerro	American	American			Smelting	Other &	FCX
Year Ended December 31, 2007	Morenci	Refining	denum	Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$68	5,108	1,746	1,719	8,641	744	1,521	2,265	3,640	[a]	2,388	5	16,939
Intersegment	1,709	32	-	(1,732)	9	855	725	1,580	1,168		-	(2,757)	-
Production and delivery	991	5,119	1,287	(1,105)	6,292	483	795	1,278	1,388		2,329	(2,760)	8,527
Depreciation, depletion and amortization	239	7	94	271	611	129	248	377	199		36	23	1,246
Exploration and research expenses	-	-	2	8	10	-	-	-	-		-	135	145
Selling, general and administrative expenses	-	-	10	10	20	-	-	-	188		20	238	466
Operating income[b]	$547	14	353	803	1,717	987	1,203	2,190	3,033		3	(388)	6,555
Interest expense, net	$-	4	-	-	4	9	(2)	7	12		26	464	513
Provision for income taxes	$-	-	-	-	-	485	368	853	1,326		-	221	2,400
Capital expenditures	$268	8	45	599	920	58	65	123	368		42	302	1,755

Year Ended December 31, 2006
Revenues:
Unaffiliated customers	$-	-	-	-	-	-	-	-	3,543	[a]	2,242	6	5,791
Intersegment	-	-	-	-	-	-	-	-	852		-	(852)	-
Production and delivery	-	-	-	-	-	-	-	-	1,279		2,119	(873)	2,525
Depreciation, depletion and amortization	-	-	-	-	-	-	-	-	184		33	11	228
Exploration and research expenses	-	-	-	-	-	-	-	-	-		-	12	12
Selling, general and administrative expenses	-	-	-	-	-	-	-	-	211		16	(70)	157
Operating income	$-	-	-	-	-	-	-	-	2,721		74	74	2,869
Interest expense, net	$-	-	-	-	-	-	-	-	20		25	31	76
Provision for income taxes	$-	-	-	-	-	-	-	-	950		-	251	1,201
Capital expenditures	$-	-	-	-	-	-	-	-	234		17	-	251

a.	Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.8 billion for the year ended December 31, 2007, and $1.2 billion for the year ended December 31, 2006.

b.
Year 2007 operating income includes purchase accounting adjustments primarily associated with the impacts of increases in the carrying values of acquired metals inventories and stockpiles and property, plant and equipment, and also includes the impact of amortization associated with intangible assets and liabilities recorded in purchase accounting.  Following provides the operating income impact of these adjustments on FCX’s segments and operating divisions for the year ended December 31, 2007:

Purchase accounting adjustments	$(385)	-	(105)	(395)	(885)	(129)	(240)	(369)	N/A	N/A	(2)	(1,256)

XXV